Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Exceeds Q4FY07 Revenue and Earnings Consensus

Noteworthy points
o	Increased Internet revenue helps boost quarterly operating income by 4%

o	European organic revenue up 8% for the quarter — up 10% for the year

o	Consolidated bookings up 9% in Q4

o	Q4FY07 revenue $57.1 million, $0.06 EPS – 2HFY07 revenue $108.9 million, $0.08 EPS

o	Acquires Decima Research in Canada and MarketShare in Asia

o	Issues full-year FY08 guidance: $258 — $265 million revenue, $0.17 — $0.18 EPS
ROCHESTER, N.Y. — August 24, 2007 — Harris Interactive® (Nasdaq:HPOL) announced results for its fourth fiscal quarter and fiscal year ended June 30, 2007.
Fourth Fiscal Quarter 2007 Results

Notes regarding financial information
In accordance with Financial Accounting Standards Board Statement No. 144 — Accounting for the Impairment or Disposal of Long-Lived Assets, Harris Interactive’s assets of its Cincinnati-based Rent and Recruit operations, which had FY2007 revenue of $3.5 million and Q4FY07 revenue of approximately $1.1 million, were classified as Held for Sale on June 30, 2007. Except where otherwise noted, the results reported in this release for both the current and prior reporting periods are for continuing operations only and exclude Rent and Recruit. Subsequently, on August 23, 2007, the assets related to the Rent and Recruit business were sold, and the business is reported as a discontinued operation.
Q4FY07 revenue
Revenue for the fourth fiscal quarter of 2007, including $1.4 million of revenue from Media Transfer, acquired in April 2007, was $57.1 million, down 3% from the $58.8 million in the same period a year ago. Consolidated organic revenue for the fourth quarter declined 5%. US revenue was $41.4 million, down 9% from the $45.6 million of revenue reported a year ago. European revenue was $15.7 million, up 19% from the $13.2 million of revenue last fiscal year. European organic revenue growth was 8% for the fourth fiscal quarter of 2007.
“We’re pleased that our revenue performance was better than expected in what we knew would be a down quarter. We believe the turnaround in Europe is now largely complete with the UK, Novatris and Media Transfer all showing strong results in the quarter,” stated Gregory T. Novak, president and CEO. “Adding the strengths of Decima and MarketShare will improve our global service offering and increase our access into two fast-growing research markets, and when added to the early success we are seeing at MediaTransfer, will help us achieve solid revenue and profitability growth in FY2008 and beyond.”
Q4FY07 Internet revenue
Internet revenue for the quarter was $35.9 million, up 6% from the $33.9 million of Internet revenue reported for the same period a year ago. US Internet revenue was $30.3 million, about flat when compared to $30.2 million of Internet revenue reported in Q4FY06. European Internet revenue, including $1.3 million of Internet revenue from MediaTransfer, was $5.6 million for the quarter, up 54% from the $3.7 million of Internet revenue reported for the same period last year. Organic European Internet revenue growth was 18% for the quarter.

Q4FY07 operating/net income
Operating income for the fourth quarter was $4.2 million, or 7.3% of revenue, up 4% when compared to operating income of $4.0 million, or 6.8% of revenue, for the same period a year ago. “The increase in Internet revenue in the quarter helped boost year-over-year operating profit, and when compared on a sequential basis to our fiscal third quarter, shows the continued seasonality of our business,” stated Ronald E. Salluzzo, CFO. Net income for the fourth quarter was $3.4 million, or $0.06 per diluted share, up slightly when compared with net income of $3.3 million, or $0.05 per diluted share, for the same period a year ago.
Q4FY07 EBITDA and adjusted EBITDA
EBITDA1 for the fourth fiscal quarter was $6.0 million or 10.6% of revenue, versus EBITDA of $5.8 million, or 9.8% of revenue in Q4FY06. Adjusted EBITDA2, which includes non-cash stock-based compensation, was $7.0 million or 12.2% of revenue, as compared to adjusted EBITDA of $6.9 million or 11.7% of revenue in Q4FY06. “As we continue to expand globally, we will incur ongoing integration, interest and amortization costs that will affect our near-term operating income, therefore we believe that discussing EBITDA and especially adjusted EBITDA will allow better measurement of our profit growth and permit more accurate comparisons,” said Salluzzo.
Q4FY07 bookings
Bookings for the fourth quarter, including $1.9 million of bookings from Media Transfer were $50.9 million, up 9% from the $46.7 million of bookings reported a year ago. Organic bookings grew 5% in the quarter. “Very strong bookings in our advertising (+203%), brand (+26%) and loyalty (+63%) cross-industry solution groups helped produce good bookings growth in our technology/telecom (+76%), emerging/general markets (+33%) and financial services (+68%) industry groups for the quarter,” said Novak. “The strategy of selling more of our integrated offerings to more of our customers is paying off.”
Decima Research and MarketShare acquisitions
On August 16, 2007 Harris Interactive acquired all the capital stock of Decima Research and MarketShare.
The Company paid US $21.3 million in the all-cash deal to acquire Decima Research, a privately-held, full-service, public opinion and market research firm headquartered in Ottawa, Ontario, Canada, with offices in Montreal, Toronto and Vancouver. The firm has particularly strong practices in financial services, telecommunications, public affairs and tourism/recreation/gaming research. Decima has approximately 125 full-time employees, and in FYE January 2007, generated US$26.2 million in revenue, about 20 percent of which was derived from online research.
The Company paid US $2.8 million in the all-cash deal to acquire MarketShare, an Asia-Pacific consulting and market research firm with joint headquarters in Hong Kong and Singapore. The majority of its research is conducted in mainland China, Hong Kong, Taiwan, Japan, South Korea, India, Singapore and Malaysia. For the 12 month period ended June 30, 2007, the firm’s 40 employees generated US$2.6 million in revenue (approximately 15% Internet-based) for about an 80 percent increase over the previous year.
Fiscal Year 2007 Results
FY07 revenue
Revenue for fiscal 2007, which ended on June 30, 2007, was $211.8 million, about flat with $212.2 million of revenue reported for fiscal 2006. US revenue for the fiscal year was $159.8 million, down 4% from $166.2 million of revenue reported for the same period a year ago. European revenue, including $1.4 million of revenue from Media Transfer, was $52.0 million, up 13% when compared to $46.0 million of revenue reported for the same period a year ago. European organic revenue growth for the year was 10%.

“Disruption in the US pharmaceutical business affected our core healthcare practice early in the fiscal year. Industry analysts recently reported that in 2006, US pharmaceutical market research spending declined by approximately 23% with most of that redirected into Europe. Recognizing this trend, the Healthcare team broadened its business development activities to include the medical device, healthcare delivery and biotechnology sectors. The group also intensified its efforts to introduce more of our cross-industry offerings to its existing customer base,” said Novak. “Their cross-selling success offset a 10% decline in the core (Industry Research Group or IRG) business, resulting in only a slight 2% decline in the total (Industry/Solutions Group or ISG) year-over-year revenue and low single-digit growth in bookings for the year. These efforts and their results so far, bode well for the group’s performance in FY08,” Novak concluded.
FY07 Internet revenue
Global Internet revenue for fiscal 2007 was $128.2 million, up 2% when compared with Internet revenue of $125.4 million reported for the same period a year ago. US Internet revenue was $110.6 million, down 1% when compared to the $112.2 million of US Internet revenue reported last year. European Internet revenue for the period, including $1.3 million of Internet revenue from Media Transfer, was $17.6 million, up 34% from the $13.2 million of Internet revenue reported for the same period a year ago. Organic European Internet growth was 24% for the year. During fiscal 2007, Internet revenue comprised 61% of total revenue, 69% of US revenue and 34% of European revenue, versus 59%, 68% and 29% respectively last year.
FY07 operating/net income
Fiscal 2007 operating income was $12.3 million, or 5.8% of revenue, down 11% when compared to operating income of $13.9 million, or 6.5% of revenue for the same period a year ago. Net income for the full fiscal year was $9.1 million, or $0.16 per diluted share, down 4% when compared with net income of $9.5 million, or $0.15 per diluted share, in fiscal 2006.
FY07 EBITDA and adjusted EBITDA
EBITDA1 for fiscal 2007 was $19.1 million or 9.0% of revenue, versus EBITDA of $21.1 million, or 9.9% of revenue in FY06. Adjusted EBITDA2 which includes non-cash stock-based compensation was $22.9 million or 10.8% of revenue, as compared to adjusted EBITDA of $24.2 million or 11.4% of revenue in FY06.
FY07 bookings
Consolidated bookings for fiscal year 2007, including $1.9 million of Media Transfer bookings were $217.1 million, up 1% over the $214.5 million in bookings in fiscal 2006, or about flat on an organic basis.
Balance sheet
Cash, cash-equivalents and marketable securities as of June 30, 2007 were $33.3 million, up from $29.1 million reported at the end of the third fiscal quarter of 2007 and down from $56.6 million reported a year ago. Short-term borrowings as of June 30, 2007 were $19.6 million, in contrast to the debt-free balance sheet of a year ago. “The reduction of cash was due to our substantial investments in the share repurchase plan during fiscal 2007,” said Salluzzo. “We also are restructuring our balance sheet to improve the return on equity after taking on the debt to fund the MediaTransfer acquisition as well as to fund a portion of the share repurchase activity in the quarter.”
Stock buy back update
During Q4FY07, the Company repurchased 1.8 million shares of its common stock for $9.8 million, or $5.47/share. For the full fiscal year, the Company spent $50.5 million to repurchase 10.3 million shares of common stock, for an average basis price of $5.52/share. Approximately $23 million remains in the current share repurchase authorization, which is effective until December 31, 2007.

Fiscal 2008 outlook
For fiscal 2008, the Company expects revenue in the range of $258 to $265 million, and net income of between $0.17 and $0.18 per diluted share. The Company expects adjusted EBITDA for the year to be between $30 and $31 million, or approximately 12% of revenue. These guidance estimates include approximately 11 months of results for Harris/Decima and MarketShare, which the Company acquired on August 16, 2007, and a full year of results for Media Transfer, which was acquired in April 2007. “Because we are a project-based business that has recurring seasonality, we believe it’s more instructive to view it from a long-term perspective. Therefore, going forward, we will be issuing only full-year guidance,” stated Salluzzo. “Due to expected near-term cost increases for interest and amortization, we also have included adjusted EBITDA in our guidance in order to provide a more complete view of the performance of the business, as we believe that comparison of our adjusted EBITDA results may provide a more accurate measure of our progress.”
In conclusion
“Fiscal 2007 was certainly mixed. We had some successes offset by a few tough hurdles along the way. However, we exited the year much stronger than we entered it. Although we know there is still some work ahead of us, we also have much to be optimistic about: our Healthcare team is building momentum which we expect will translate into good growth in FY08; Europe, including MediaTransfer, is performing very well, our recent expansions into Canada and Asia will help us compete in the world marketplace and service our global clients much better than in the past; and we’ve already seen some good bookings growth during the first two months of FY08,” said Novak. “This management team is committed to continue to expand our footprint and scale our business in order to leverage our existing infrastructure to grow revenue, profits and shareholder value,” Novak ended.
Q4 and fiscal 2007 results conference call and webcast
The Company has scheduled a conference call to discuss these results for Friday, August 24, 2007 at 8:00 a.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 888.680.0878 in the United States and Canada, or 617.213.4855 internationally. The passcode is 26027337. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be available. This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.
Harris Interactive Key Operating Metrics – Quarterly
Updated 8/24/07

	Q4	Q1	Q2	Q3	Q4
Dollar amounts in millions US$	FY2006	FY2007	FY2007	FY2007	FY2007
Consolidated Revenue	$58.8	$47.2	$55.7	$51.7	$57.1
Internet Revenue (% of total revenue)	58%	61%	58%	60%	63%
US Internet Revenue (% of US revenue)	66%	68%	67%	68%	73%
European Internet Revenue (% of European revenue)	28%	39%	30%	30%	36%
Cash, Cash Equivalents & Marketable Securities	$56.6	$46.8	$54.0	$29.1	$33.3
Bookings	$46.7	$42.9	$65.7	$57.6	$50.9
Ending Sales Backlog	$58.9	$54.6	$64.6	$70.4	$64.9
Average Billable Full Time Equivalents (FTE’s)	714	720	719	728	712
Days Sales Outstanding (DSO)	42 days	47 days	43 days	35 days	43 days
Utilization	64%	61%	61%	64%	68%
Bookings to Revenue Ratio (B/R)	0.80	0.91	1.18	1.11	0.89

Harris Interactive Key Operating Metrics – Trailing Twelve Months
Updated 8/24/07

Dollar amounts in millions US$	Jun 06	Sep 06	Dec 06	Mar 07	Jun 07
Consolidated Revenue	$212.2	$211.2	$213.1	$213.5	$211.8
Internet Revenue (% of total revenue)	59%	60%	59%	59%	61%
US Internet Revenue (% of US revenue)	68%	68%	67%	67%	69%
EUR Internet Revenue (% of European revenue)	29%	32%	32%	32%	34%
Total Bookings	$214.5	$213.6	$220.7	$213.0	$217.1
Average Billable Full Time Equivalents (FTE’s)	720	716	715	720	720
Utilization	62%	63%	63%	63%	63%
Bookings to Revenue Ratio (B/R)	1.01	1.01	1.04	1.00	1.03
Key Operating Metrics Definitions
Bookings - The contract value of revenue-generating projects that are anticipated to take place during the next four fiscal quarters for which a firm client commitment has been received during the current period, less any adjustments to prior period bookings due to contract value adjustments or project cancellations during the current period.
Ending Sales Backlog - Prior period ending sales backlog plus current period bookings less revenue recognized on outstanding projects as of the end of the period.
Average Billable Full-time Equivalents (FTE’s) — The hours of available billable capacity in a given period divided by total standard hours for a full-time employee. This represents an average for the periods reported.
Days Sales Outstanding (DSO) — Accounts receivable as of the end of the applicable period (including unbilled receivables less deferred revenue) divided by our daily revenue (total revenue for the period divided by the number of calendar days in the period).
Utilization – Hours billed by project personnel in connection with specific revenue-generating projects divided by total hours of available capacity. Hours billed do not include marketing, selling, or proposal generation time.
Bookings to Revenue Ratio (B/R) – This ratio is determined by dividing total bookings for the period by total revenue. Ratios above 1.0 are indicative of a growing sales backlog.
Note: The metrics presented herein should be read in conjunction with all other reports and documents filed by the Company with the Securities and Exchange Commission during each of the fiscal periods noted above.
Please see attached schedules for detailed financial information.
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About Harris Interactive
Harris Interactive is the 13th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its North American, European and Asian offices and through a global network of independent market research firms. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys, register at http://www.harrispollonline.com.
Contact
Dan Hucko
SVP, Corporate Communications – Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 8/07

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	June 30,
	2007	2006

Assets
Cash and cash equivalents	$28,911	$11,465
Marketable securities	4,418	45,145
Accounts receivable, net	34,794	34,539
Unbilled receivables	9,938	9,377
Prepaids and other current assets	6,964	5,296
Deferred tax assets	3,754	3,534
Assets held for sale	1,074	2,062

Total current assets	89,853	111,418

Property, plant and equipment, net	9,902	9,697
Goodwill	111,554	103,454
Other intangibles, net	11,788	11,648
Deferred tax assets	13,628	16,768
Other assets	1,401	1,572

Total assets	$238,126	$254,557

Liabilities and Stockholders’ Equity
Accounts payable	8,079	11,274
Accrued expenses	22,198	21,518
Short-term borrowings	19,625	—
Deferred revenue	17,575	16,651
Liabilities held for sale	330	345

Total current liabilities	67,807	49,788

Deferred tax liabilities	859	563
Other long-term liabilities	1,016	2,928

Total stockholders’ equity	168,444	201,278

Total liabilities and stockholders’ equity	$238,126	$254,557

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue from services	$57,107	$58,767	$211,803	$212,184
Cost of services	28,103	28,988	103,328	102,133

Gross profit	29,004	29,779	108,475	110,051
Gross margin	50.8%	50.7%	51.2%	51.9%

Operating expenses:
Sales and marketing	5,485	5,452	21,151	20,540
General and administrative	17,527	18,297	68,675	68,158
Depreciation and amortization	1,864	1,782	6,783	7,212
Gain on sale of assets	(378)	—	(788)	—
Restructuring charges	337	250	337	250

Total operating expenses	24,835	25,781	96,158	96,160

Operating income	4,169	3,998	12,317	13,891
Operating margin	7.3%	6.8%	5.8%	6.5%

Interest and other income	477	669	2,246	1,534
Interest expense	(284)	(3)	(290)	(20)

Income from continuing operations before income taxes	4,362	4,664	14,273	15,405

Provision for income taxes	1,048	1,467	5,319	6,205

Income from continuing operations	3,314	3,197	8,954	9,200
Income from discontinued operations, net of tax	49	136	122	260

Net income	$3,363	$3,333	$9,076	$9,460

Basic net income per share:
Continuing operations	$0.06	$0.05	$0.16	$0.15
Discontinued operations	0.00	0.00	0.00	0.00

	$0.06	$0.05	$0.16	$0.15

Diluted net income per share:
Continuing operations	$0.06	$0.05	$0.16	$0.15
Discontinued operations	0.00	0.00	0.00	0.00

	$0.06	$0.05	$0.16	$0.15

Weighted average shares outstanding -

Basic	52,786,480	61,468,938	56,133,355	61,511,031

Diluted	53,080,119	61,582,221	56,397,600	61,685,777

Reconciliation of GAAP Income to EBITDA and adjusted EBITDA

	Q4FY07	Q4FY06	FY07	FY06
GAAP Net Income	$3,363	$3,333	$9,076	$9,460
Income from discontinued operations, net of tax	(49)	(136)	(122)	(260)
Net interest income	(193)	(666)	(1,956)	(1,514)
Provision for income taxes	1,048	1,467	5,319	6,205
Depreciation and amortization	1,864	1,782	6,783	7,212

1EBITDA	$6,033	$5,780	$19,100	$21,103
Stock-based compensation*	938	1,119	3,787	3,141

[2] Adjusted EBITDA	$6,971	$6,899	$22,887	$24,244

*	Stock-based compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).